Exhibit 10.18A

Execution Version

[*] indicates that a confidential portion of the text of this agreement has been omitted.

AGREEMENT RELATED TO

LUCENTIS LICENSE AGREEMENT AND RAPTIVA COLLABORATION AGREEMENT

This Agreement, dated as of September 9, 2009 (the “Agreement”), is entered into by and between XOMA (Bermuda) Ltd., a Bermuda company having its registered office at Clarendon House, 2 Church Street, Hamilton HM CX, Bermuda (“XOMA Bermuda”), XOMA (US) LLC, a Delaware limited liability company having offices at 2910 Seventh Street, Berkeley, California, USA (“XOMA US”) and Genentech, Inc., a Delaware corporation having offices at 1 DNA Way, South San Francisco, California, USA (“GENENTECH”). This Agreement relates to both a Non-Exclusive Genentech License Agreement effective as of December 30, 1998 between XOMA Bermuda and GENENTECH (the “LUCENTIS License Agreement”) and a Collaboration Agreement effective as of April 22, 1996 (as amended by the Amendment thereto dated April 14, 1999), which was subsequently amended and restated in an Amended and Restated Collaboration Agreement dated March 31, 2003, which was subsequently amended and restated in a Second Amended and Restated Collaboration Agreement executed as of January 12, 2005 between XOMA US and GENENTECH (collectively the “RAPTIVA Collaboration Agreement”). All references to XOMA Bermuda, XOMA US and GENENTECH in this Agreement shall, as the context requires, include their respective Affiliates (as such term is defined in the RAPTIVA Collaboration Agreement; for the sake of clarity, GENENTECH’s Affiliates for purposes of this Agreement shall include Roche Holding Ltd. including its affiliated companies). All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the LUCENTIS License Agreement and/or the RAPTIVA Collaboration Agreement, as the context requires.

BACKGROUND

A. XOMA Corporation and GENENTECH entered into the LUCENTIS License Agreement, whereby XOMA Corporation granted GENENTECH non-exclusive licenses under the XOMA Patent Rights, on the terms and conditions set forth therein, to, among other things, make and sell certain Licensed Products.

B. As part of a corporate restructuring, XOMA Corporation’s entire right, title and interest in and to the LUCENTIS License Agreement were transferred, assigned and delivered to XOMA Bermuda effective as of May 31, 1999.

C. By letter dated October 25, 2004, XOMA Bermuda acknowledged that GENENTECH’s product known as LUCENTIS®, which binds to the vascular endothelial growth factor Antigen, is a Licensed Product under the LUCENTIS License Agreement.

D. XOMA Bermuda and GENENTECH desire to amend the LUCENTIS License Agreement as it applies to LUCENTIS® as set forth herein.

E. XOMA US and GENENTECH are parties to the RAPTIVA Collaboration Agreement relating to anti-CD11a products including GENENTECH’s product known as RAPTIVA®.

F. [*] GENENTECH desires that XOMA Bermuda, XOMA US, and related parties give a release to GENENTECH with respect to those and related issues.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter recited, the parties agree as follows:

1. Amendments. Pursuant to Section 10.10 of the LUCENTIS License Agreement,

(a) Article 1 of the LUCENTIS License Agreement is hereby amended by adding the following to the end thereof:

“1.9 ‘LUCENTIS’ means GENENTECH’s product known as LUCENTIS®, which binds to the vascular endothelial growth factor Antigen and is a Licensed Product, as well as any and all pharmaceutical formulations and packaged forms of that product.”

(b) Section 3.2 of the LUCENTIS License Agreement is hereby amended by adding the following to the end thereof:

“Notwithstanding the foregoing, effective upon the date of payment by GENENTECH to XOMA of the Royalty Repurchase Fee provided for in Section 3.6, GENENTECH’s obligation under this Section 3.2 to pay any royalty on Net Sales of LUCENTIS for any period either in the past or in the future is extinguished, and XOMA specifically agrees that upon the receipt of the Royalty Repurchase Fee, XOMA shall have no right to seek any additional royalties for any Net Sales of LUCENTIS that may have occurred at any time in the past or that may occur at any time in the future.”

(c) Article 3 of the LUCENTIS License Agreement is hereby amended by adding the following to the end thereof:

“3.6 LUCENTIS Royalty Repurchase Fee. In consideration of the modification to GENENTECH’s royalty obligation with respect to LUCENTIS as reflected in the second sentence of Section 3.2, GENENTECH shall pay XOMA by wire transfer a one-time, non-refundable payment of Twenty-Two Million Two Hundred Fifty-Two Thousand Seven Hundred Fifty-One United States Dollars (US$22,252,751.00) (the “Royalty Repurchase Fee”).

(d) Section 4.3 of the LUCENTIS License Agreement is hereby amended by adding the following to the end of the first sentence thereof: “for any period with respect to which royalties are payable in accordance with Section 3.2.”

2. Releases.

(a) Release by XOMA Entities. Except as provided in paragraph 2(c), XOMA Bermuda and XOMA US, each on behalf of itself and its predecessors, successors, and assigns, and any owner, parent, subsidiary, or other affiliated person or entity, does hereby now and forever release and discharge GENENTECH, and its predecessors, successors, and assigns, and any owner, parent, subsidiary, or other affiliated entity, and each of their respective current and former officers, directors, employees, agents, attorneys, and representatives, from any and all claims, actions, causes of action, demands, costs, charges of whatever nature, whether known or unknown (hereinafter collectively “Claims” and in the singular “Claim”), based on any decision that GENENTECH has made or failed to make or any action that GENENTECH has taken or failed to take with respect to the development, manufacturing, clinical studies, marketing, commercialization, regulatory approval, or withdrawal from the market of RAPTIVA® anywhere in the world.

(b) Release by GENENTECH. Except as provided in paragraph 2(c), GENENTECH, on behalf of itself and its predecessors, successors, and assigns, and any owner, parent, subsidiary, or other affiliated person or entity, does hereby now and forever release and discharge XOMA Bermuda and XOMA US, and each of their respective predecessors, successors, and assigns, and any owner, parent, subsidiary, or other affiliated entity, and each of their respective current and former officers, directors, employees, agents, attorneys, and representatives, from any and all Claims, based on any decision that XOMA Bermuda or XOMA US has made or failed to make or any action that XOMA Bermuda or XOMA US has taken or failed to take with respect to the development, manufacturing, clinical studies, marketing, commercialization, regulatory approval, or withdrawal from the market of RAPTIVA® anywhere in the world.

(c) Limitation on Releases. The sole exception to the releases in paragraphs 2(a) and 2(b) is that they are not intended to, and do not, have any effect with respect to any Claim that is both (a) brought by a Third Party and (b) for which XOMA US or Genentech seeks indemnity from the other pursuant to Article 10 of the RAPTIVA Collaboration Agreement. For purposes of this paragraph the term “Third Party” means one who is not either (i) a party, or an Affiliate of a party, to this Agreement or any predecessor, successor, assign, parent, or subsidiary of such party or Affiliate, or (ii) one who in any way asserts the ability to pursue the rights held by a party, or an Affiliate of a party, to this Agreement or by any predecessor, successor, assign, parent, or subsidiary of such party or Affiliate. The exclusion from the definition of Third Party stated in (ii) above includes, without limitation and only by way of example, a shareholder of a party who purports to bring a shareholders derivative suit on behalf of a party asserting a Claim.

(d) Waiver of California Civil Code Section 1542. Each party understands that Section 1542 of the California Civil Code provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

XOMA Bermuda and XOMA US, with respect to each of the Claims released pursuant to numbered paragraph 2(a) above, and GENENTECH, with respect to each of the Claims released pursuant to numbered paragraph 2(b) above, each knowingly and voluntarily waives all rights under Section 1542 of the California Civil Code and any similar or comparable federal, state, or local law. Each party represents, warrants, and agrees that this waiver is a material term of this Agreement, without which the parties would not have entered into this Agreement.

(e) No Assignment of Claims. XOMA Bermuda and XOMA US each represents and warrants that it has not sold, assigned, conveyed, pledged, encumbered, or otherwise in any way transferred to any person or entity any Claim released pursuant to numbered paragraph 2(a) above. GENENTECH represents and warrants that it has not sold, assigned, conveyed, pledged, encumbered, or otherwise in any way transferred to any person or entity any Claim released pursuant to numbered paragraph 2(b) above.

3. Final and Binding Agreement. Each party represents and warrants that it has received or had the opportunity to receive independent legal advice from such party’s attorney with respect to the rights and obligations arising from, and the advisability of entering into, this Agreement. Each party agrees that it has made such investigation of all matters pertaining to this Agreement that such party deems necessary, and does not rely on any statement, promise, or representation, whether oral or written, by any person or entity, not specifically and expressly set forth in this Agreement. Each party acknowledges that, after execution of this Agreement, such party may discover facts different from or in addition to those which it now knows or believes to be true. Nevertheless, each party agrees that this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts. This Agreement is intended to be, and is, final and binding on the parties [*].

4. Effectiveness.

(a) This Agreement shall be effective only upon agreement by Goldman Specialty Lending Holdings, Inc. and Fortress Credit Opportunities I LP pursuant to that certain Amended and Restated Loan Agreement, dated as of May 9, 2008, between Goldman Specialty Lending Holdings, Inc., as lender, XOMA Ltd., as guarantor, and XOMA US, as borrower, to the terms hereof, in form and substance satisfactory to XOMA US. XOMA US shall provide prompt written notice to GENENTECH after (i) such agreement is reached or the requirement that it be reached is waived by XOMA US (a “Notice to Proceed”, which shall include wire transfer instructions for the Royalty Repurchase Fee under Section 3.6 of the LUCENTIS License Agreement) or (ii) XOMA US is finally informed that such agreement will not be reached and determines not to waive such requirement (a “Notice Not to Proceed”).

(b) If GENENTECH receives from XOMA US a Notice to Proceed, GENENTECH shall pay to XOMA US the Royalty Repurchase Fee under Section 3.6 of the LUCENTIS License Agreement within two business days of receiving the Notice to Proceed. If, on the other hand, GENENTECH receives from XOMA US a Notice Not to Proceed, upon GENENTECH’s receipt of that Notice, except for the provisions of this paragraph, all portions of this Agreement shall become null and void and have no effect.

(c) If XOMA US has not provided either a Notice to Proceed or a Notice Not to Proceed by November 15, 2009, then it shall be as if a Notice Not to Proceed has been received and, except for the provisions of this paragraph, all portions of this Agreement shall become null and void and have no effect.

5. Effect of Amendments. Except as expressly set forth in this Agreement, the LUCENTIS License Agreement and RAPTIVA Collaboration Agreement shall remain in full force and effect.

6. Governing Laws. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to conflicts of laws principles. Any dispute, controversy, or claim relating to the interpretation, enforceability, performance, breach, termination, or validity of this Agreement, including without limitation, this paragraph, shall be settled by arbitration in San Francisco County, California administered by the American Arbitration Association in accordance with its then-current commercial arbitration rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, XOMA Bermuda, XOMA US, and GENENTECH have executed this Agreement in multiple originals by duly authorized officers.

XOMA (BERMUDA) LTD.		XOMA (US) LLC

By:		By:
Name:	Christopher J. Margolin	Name:	Christopher J. Margolin
Title:	Vice President, General Counsel and Secretary	Title:	Vice President, General Counsel and Secretary

GENENTECH, INC.

By:
Name:
Title: